Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President and
	10250 Constellation Boulevard	Chief Financial Officer
	Suite 1640	10250 Constellation Boulevard
	Los Angeles, CA 90067	Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE		October 16, 2008

PACWEST BANCORP ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2008

—Net Operating Earnings of $9.6 Million or $0.35 Per Diluted Share—

—Net Interest Margin at 5.42% for the Quarter—

—Nonperforming Assets and Past Due Loans Decline—

—Credit Loss Reserve at 1.72% of Net Loans—

—Total Risk-Based Capital Increases to 12.18%—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net operating earnings for the third quarter of 2008 of $9.6 million, or $0.35 per diluted share, compared to net operating earnings of $12.8 million, or $0.47 per diluted share, for the second quarter of 2008.  The decrease in net operating earnings for the third quarter of 2008 compared to the second quarter of 2008 is due mainly to a higher credit loss provision.  Net operating earnings for the second quarter do not include charges for the goodwill write-off, a legal settlement and reorganization costs; there were no such charges in the third quarter of 2008.  When these items are included, the net loss for the second quarter of 2008 was $474.5 million, or $17.47 per diluted share.

Net operating earnings for the nine months ended September 30, 2008, were $24.6 million, or $0.90 per diluted share, compared to net operating earnings of $74.0 million, or $2.55 per diluted share, for same period of 2007.  The decrease in net operating earnings was due mainly to lower net interest income and higher credit loss provisions.  Net operating earnings for the periods do not include charges for goodwill write-offs, a 2008 legal settlement and reorganization costs.  When these items are included, the net loss for the nine months ended September 30, 2008 was $737.7 million, or $27.15 per diluted share, compared to net earnings of $73.3 million, or $2.53 per diluted share, for the same period of 2007.

The discussion in this release of net earnings, earnings per share, performance ratios and comparisons to prior periods includes information based on net operating earnings as described above and as shown in the following table.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

THIRD QUARTER RESULTS

	Third	Second
In thousands, except per share data and percentages	Quarter 2008	Quarter 2008

Net earnings (loss) as reported	$9,551	$(474,514)
Legal settlement, net of tax	—	452
Reorganization costs, net of tax	—	150
Goodwill write-off	—	486,701
Net operating earnings	$9,551	$12,789

Diluted loss per share	$0.35	$(17.47)
Diluted net operating earnings per share	$0.35	$0.47

Net interest margin	5.42%	5.44%
Allowance for credit losses to loans, net of unearned income	1.72%	1.73%

Total risk-based capital ratios at quarter end:
Consolidated Company	12.18%	12.14%
Pacific Western	11.79%	11.47%

The decrease in net operating earnings for the third quarter of 2008 from the second quarter of 2008 is due to the combination of a higher provision for credit losses, lower net interest income, higher noninterest income, and higher operating noninterest expense.

Matt Wagner, Chief Executive Officer, commented, “We had a strong third quarter during which we continued to focus on credit fundamentals and capital building.  Nonaccrual loans, nonperforming assets and past due loans all declined during the quarter and we further reduced our exposure to nonowner-occupied residential construction loans.  Our efforts over the last several quarters have resulted in a balance sheet that includes a very manageable credit portfolio and very strong capital levels.”

Mr. Wagner continued, “Our balance sheet will be further strengthened by the equity infusion of $100 million from CapGen Financial announced on September 2, 2008 and which is expected to close late in the fourth quarter.  This additional capital, combined with our focus on credit quality and cost control, positions us well to seek growth opportunities over the next twelve months.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Despite the challenges of the current environment, we continue to generate positive operating earnings, have been able to maintain our capital at very high levels even before the planned equity infusion, and have developed additional liquidity sources.  Our healthy allowance for credit losses and our ability to maintain the allowance coverage ratio on par with the second quarter allow us to operate comfortably. We have positioned ourselves for future success by ensuring high capital levels, reduced credit exposures, and positive operating earnings.”

YEAR TO DATE RESULTS

	Nine Months Ended
	September 30,
In thousands, except per share data and percentages	2008	2007

Net (loss) earnings as reported	$(737,686)	$73,267
Legal settlement, net of tax	452	—
Reorganization costs, net of tax	150	778
Goodwill write-off	761,701	—
Net operating earnings	$24,617	$74,045

Diluted (loss) earnings per share	$(27.15)	$2.53
Diluted net operating earnings per share	$0.90	$2.55

Net interest margin	5.48%	6.41%

The decreases in net operating earnings and diluted net operating earnings per share were due mostly to decreased net interest income from lower market interest rates and lower average loans, a higher credit loss provision, lower gain on sale of loans and higher operating costs.

BALANCE SHEET CHANGES

Total loans, net of unearned income, increased $29.3 million to $3.9 billion at September 30, 2008, from June 30, 2008.  Real estate loans increased $76.5 million, commercial and industrial loans declined $26.6 million, construction loans declined $14.6 million and consumer loans declined $5.8 million.   Deposit growth totaled $859,000 for the third quarter. Although demand deposits decreased during the third quarter by $20.6 million to $1.2 billion at September 30, 2008, they continue to represent a substantial 38% of total deposits at that date.

Third quarter loan growth and deposit flows were funded with a combination of brokered deposits and overnight Federal Home Loan Bank borrowings.  During the third quarter, brokered deposits increased $93.0 million to $163.5 million at September 30, 2008, and represented 5.1% of total deposits at that date.  We augmented our liquidity sources by securing a line of credit from the Federal Reserve Bank with a borrowing capacity of $659 million.

NET INTEREST INCOME

Net interest income totaled $55.0 million for the third quarter of 2008 compared to $55.8 million for the second quarter of 2008. Loan interest income declined $824,000 in the third quarter due mostly to lower average construction and commercial loan balances.  Interest expense was $81,000 lower in the third quarter due to lower average borrowings.

Net interest income decreased $33.6 million to $168.6 million for the nine months ended September 30, 2008 compared to the same period of 2007.  This decrease was due mainly to lower loan yields from reductions in our base lending rate, lower average construction loan balances and increased nonaccrual loans.

NET INTEREST MARGIN

Our net interest margin for the third quarter of 2008 was 5.42%, a decrease of 2 basis points when compared to the second quarter of 2008.  There was virtually no effect from nonaccrual loans on the third quarter net interest margin and the net interest margin for the month of September was 5.39%.  The yield on average loans was 7.02% for the third quarter of 2008 compared to 7.04% for the second quarter of 2008; the loan yield for the month of September was 7.05%.  The yield on average earning assets was 6.95% for the third quarter of 2008 compared to 6.97% for the second quarter of 2008.

Deposit pricing caused the cost of interest bearing deposits to increase 3 basis points to 1.84% and all-in deposit cost to increase 1 basis point to 1.12%.  The cost of deposits crept up during the third quarter from 1.07% in July to 1.15% in September due to the competition for liquidity and the use of certificates of deposit, both Bank-promoted and wholesale, to fund loan growth and deposit flows.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 39% of average total deposits during the third quarter of 2008.  The overall cost of interest-bearing liabilities was 2.34% for the third quarter of 2008, up 2 basis points from the second quarter of 2008 due mostly to higher deposit costs.

Our net interest margin for the nine months ended September 30, 2008 was 5.48%, a decrease of 93 basis points when compared to the same period of 2007.  The decrease in the net interest margin results primarily from lower loan yields and lower average demand deposits.

NONINTEREST INCOME

Noninterest income for the third quarter of 2008 totaled $6.0 million compared to $5.4 million in the second quarter of 2008.  During the quarter, $16.5 million of Fannie Mae and Freddie Mac debt obligations were sold at a gain of $81,000.  The suspension of the SBA loan sale operation resulted in no loan sale losses or gains in the third quarter; second quarter losses were $572,000.  Of the increase in other income, $242,000 related to miscellaneous SBA items.

Noninterest income declined $9.6 million for the nine months ended September 30, 2008 to $18.0 million from the $27.6 million earned during the same period in 2007.  The decrease in noninterest income resulted largely from lower gain on sale of loans and lower other income.  The 2007 period included a $6.6 million gain related to the sale of a participating interest in certain commercial real estate mortgage loans and net gains of $2.7 million on the sale of SBA loans; this compares to net losses of $303,000 on the sale of SBA loans recognized in 2008.  The 2007 other income category included a $1.9 million gain related to recognizing an unearned discount on the payoff of an acquired loan; this compares to the $444,000 recognized during 2008.

NONINTEREST EXPENSE

Operating noninterest expense (defined as reported noninterest expense excluding goodwill write-offs, the legal settlement and reorganization costs) for third quarter of 2008 totaled $37.8 million compared to $36.3 million for the second quarter of 2008.  The increase in operating noninterest expense is due mostly to higher compensation, occupancy, insurance and assessments and foreclosed real estate expense.  The suspension of the SBA loan sale operation and lower SBA loan volume resulted in employee terminations during the third quarter and $165,000 in severance payments.  The second quarter experienced a $675,000 credit from the true-up of accruals for the discretionary bonus plan and the various incentive plans; there was no such item in the third quarter.  Restricted stock amortization expense was lower by $273,000 due to employee terminations and departures.  Occupancy increased $391,000 due to lease buyout costs, seasonally high utilities, upgraded landscaping, and higher commissions paid to our facilities outsourcer.  We expensed $300,000 in the second quarter for a payment made to protect the Bank’s position on a real estate loan; there was no such item in the third quarter.  Expenses related to other real estate owned and other repossessed collateral increased $1.2 million to $1.4 million in the third quarter.  Maintenance expenses were $241,000 higher and writedowns totaled $1.1 million. Insurance and assessments increased due to $202,000 in FDIC credits that were exhausted in the second quarter.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Restricted stock amortization totaled $1.2 million for the third quarter of 2008 compared to $1.5 million for the second quarter of 2008.  In the fourth quarter of 2007 we suspended amortization of certain performance-based restricted stock awards whose vesting is dependent on the attainment of specific long-term financial targets.  At that time, we concluded that attainment of these financial targets was less than probable.  If and when the attainment of such financial targets is deemed probable in future periods, a catch-up adjustment will be recorded and amortization of such performance-based restricted stock will recommence.  Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $4.9 million for 2008.  Intangible asset amortization totaled $2.3 million for the third quarter of 2008 and is estimated to be $9.4 million for 2008.  The 2008 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Operating noninterest expense for the nine months ended September 30, 2008 totaled $109.5 million compared to $104.6 million for the same period in 2007.  The increase is due largely to the BFI acquisition completed in June 2007, higher compensation and higher costs to workout nonperforming assets and other problem credits.

GOODWILL WRITE-OFF

In response to the volatility in the banking industry and the effect such volatility has had on banking stocks since the beginning of 2008, including PacWest Bancorp’s common stock, we wrote-off $275.0 million of goodwill in the first quarter of 2008 and wrote-off the remaining balance of our goodwill totaling $486.7 million in the second quarter of 2008.  These goodwill write-offs are non-cash charges and had no effect on the Company’s or the Bank’s cash balances or liquidity.  In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s and the Bank’s well-capitalized regulatory ratios have not been affected by these non-cash expenses.

TAXES

The effective tax rate on net operating earnings for the third quarter of 2008 was 39.0% compared to 39.9% for the second quarter of 2008.  The goodwill write-offs are not deductible for tax purposes.

CREDIT QUALITY

The credit loss provision for the third quarter of 2008 of $7.5 million was based on our reserve methodology and considered, among other factors, net charge-offs, the level and trends of classified, criticized, and nonaccrual loans, general market conditions and portfolio concentrations.  At September 30, 2008, the allowance for credit losses totaled $67.5 million and represented 1.72% of loans net of unearned income compared to $67.4 million and 1.73% at the end of June.

Nonperforming assets include nonaccrual loans and other real estate owned (OREO) and totaled $70.2 million at the end of September compared to $74.0 million at the end of June.  OREO totaled $13.3 million at the end of September compared to $9.9 million at the end of June.  The increase in OREO is due to six foreclosures totaling $4.7 million and writedowns of $1.1 million offset by one sale for $263,000.  The ratio of nonperforming assets to loans and real estate owned declined to 1.78% at September 30, 2008 compared to 1.89% at June 30, 2008.

The types of loans included in the nonaccrual category and accruing loans past due between 30 and 89 days as of September 30, 2008 and June 30, 2008 follow:

			Accruing and over 30
	Nonaccrual loans		days past due
	Balance as of
Loan category	9/30/08	6/30/08	9/30/08	6/30/08
	(Dollars in thousands)

SBA 504	$6,570	$2,493	$636	$1,898
SBA 7(a) and Express	4,161	13,006	340	551
Residential construction	7,401	10,762	—	—
Commercial real estate	22,852	25,322	5,558	2,309
Commercial construction	5,925	6,228	—	—
Commercial	4,153	2,966	1,495	2,821
Commercial land	881	1,519	—	—
Residential other	281	284	—	1,045
Residential land	1,988	518	—	1,058
Other, including foreign	2,706	1,018	202	3,657
	$56,918	$64,116	$8,231	$13,339

Included in the nonaccrual loans at the end of September are $10.7 million of SBA related loans representing 19% of total nonaccrual loans at that date.  The SBA 504 loans are secured by first trust deeds on owner-occupied business real estate with loan-to-value ratios of generally 50% or less at the time of origination.  SBA 7(a) loans are secured by borrowers’ real estate and/or business assets and are covered by an SBA guarantee of up to 85% of the loan amount.  The SBA guaranteed portion on the 7(a) and Express loans shown above is $2.4 million.  At September 30, 2008, the SBA loan portfolio totaled $152.6 million and was composed of $114.0 million in SBA 504 loans and $38.6 million in SBA 7(a) and Express loans.  The commercial real estate nonaccrual loans are represented by six relationships that are well secured and in the process of collection. The net decrease in nonaccrual loans during the third quarter is composed of additions of $17.7 million, repayments and payoffs of $17.3 million, charge-offs of $4.2 million, and foreclosures of $3.4 million.

Our exposure to nonowner-occupied residential construction loans was reduced by $25.4 million to $234.9 million at the end of September from $260.4 million at the end of June.  The reduction was due to net repayments of $23.4 million and foreclosures of $2.0 million.  The details of the nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of September 30, 2008			As of June 30, 2008
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$58,569	32	$1,830	$58,537
Residential nonowner-occupied single family	84,885	40	2,122	97,525
Unimproved residential land	43,880	15	2,925	44,489
Residential multifamily	47,585	11	4,326	59,812
	$234,919	98	$2,397	$260,363

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at September 30, 2008 as shown in the following table.

	Minimum
	Regulatory
	Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	10.74%	11.14%
Tier 1 risk-based capital ratio	6.00%	10.53%	10.92%
Total risk-based capital	10.00%	11.79%	12.18%

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.4 billion in assets as of September 30, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions Second Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, to successfully integrate such acquired entities, or to achieve expected benefits synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,
	2008	2008	2007
	(In thousands, except share date)
Assets:
Cash and due from banks	$124,692	$117,862	$99,363
Federal funds sold	5,500	9,000	2,000
Total cash and cash equivalents	130,192	126,862	101,363

Interest-bearing deposits in financial institutions	303	253	420

Federal Home Loan Bank stock, at cost	33,458	33,944	26,649
Securities available-for-sale, at estimated fair value	97,572	109,460	106,888
Total securities	131,030	143,404	133,537

Loans, held for sale	—	—	63,565

Loans, net of unearned income	3,934,321	3,905,056	3,949,218
Allowance for loan losses	(61,075)	(59,777)	(52,557)
Net loans	3,873,246	3,845,279	3,896,661

Premises and equipment	25,471	25,718	26,327
Other real estate owned, net	13,284	9,886	2,736
Intangible assets	36,497	38,771	805,775
Cash surrender value of life insurance	69,972	69,340	67,846
Other assets	83,222	83,811	80,810
Total assets	$4,363,217	$4,343,324	$5,179,040

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,218,486	$1,239,098	$1,211,946
Interest-bearing deposits	1,974,586	1,953,115	2,033,200
Total deposits	3,193,072	3,192,213	3,245,146

Accrued interest payable and other liabilities	43,115	44,960	45,054
Borrowings	620,700	601,300	612,000
Subordinated debentures	130,043	130,107	138,488
Total liabilities	3,986,930	3,968,580	4,040,688

Shareholders’ Equity	376,287	374,744	1,138,352
Total Liabilities and Shareholders’ Equity	$4,363,217	$4,343,324	$5,179,040

Shares outstanding (including 962,410 shares at September 30, 2008, 1,010,288 at June 30, 2008, and 861,269 shares at December 31, 2007, underlying unvested stock awards)	28,159,263	28,184,978	28,002,382

Tangible book value per share	$12.07	$11.92	$11.88
Book value per share	$13.36	$13.30	$40.65

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

				Nine Months Ended
	Quarters Ended			September 30,
	9/30/08	6/30/08	9/30/07	2008	2007
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$68,712	$69,536	$85,649	$213,901	$260,875
Interest on federal funds sold	23	23	605	86	1,728
Interest on time deposits in other financial institutions	1	2	5	6	17
Interest on investment securities	1,808	1,861	1,268	5,370	4,006
Total interest income	70,544	71,422	87,527	219,363	266,626

Interest expense:
Interest expense on deposits	9,001	8,919	14,924	29,741	42,080
Interest expense on borrowings	4,538	4,680	3,562	14,525	13,728
Interest expense on subordinated debentures	2,030	2,051	2,758	6,490	8,646
Total interest expense	15,569	15,650	21,244	50,756	64,454
Net interest income before provision for credit losses	54,975	55,772	66,283	168,607	202,172
Provision for credit losses	7,500	3,500	—	37,000	—
Net interest income after provision for credit losses	47,475	52,272	66,283	131,607	202,172

Noninterest income:
Service charges on deposit accounts	3,165	3,205	2,877	9,594	8,544
Other commissions and fees	1,884	1,812	1,903	5,215	5,202
Gain (loss) on sale of loans	—	(572)	(323)	(303)	8,981
Gain on sale of securities, net	81	—	—	81	—
Increase in cash surrender value of life insurance	632	617	597	1,836	1,840
Other income	281	339	628	1,588	2,995
Total noninterest income	6,043	5,401	5,682	18,011	27,562

Noninterest expense:
Compensation	19,332	18,919	17,582	57,097	54,771
Occupancy and FF&E	6,321	5,930	6,057	18,121	18,031
Data processing	1,495	1,604	1,507	4,642	4,532
Other professional services	1,768	1,669	1,574	4,852	4,806
Business development	650	849	780	2,255	2,336
Communications	745	816	825	2,385	2,498
Insurance and assessments	1,025	810	468	2,375	1,259
OREO expense	1,360	164	7	1,596	66
Intangible asset amortization	2,274	2,484	2,574	7,288	7,053
Reorganization charges	—	258	—	258	1,341
Legal settlement	—	780	—	780	—
Goodwill write-off	—	486,701	—	761,701	—
Other	2,878	3,100	3,150	8,892	9,221
Total noninterest expense	37,848	524,084	34,524	872,242	105,914
(Loss) earnings before income taxes	15,670	(466,411)	37,441	(722,624)	123,820
Income taxes	6,119	8,103	15,245	15,062	50,553
Net (loss) earnings	$9,551	$(474,514)	$22,196	$(737,686)	$73,267

Per share information
Number of diluted shares outstanding (weighted average):
Net (loss) earnings	27,203.8	27,166.8	28,988.0	27,167.8	29,001.9
Net operating earnings	27,203.8	27,178.3	28,988.0	27,206.2	29,001.9

Diluted (loss) earnings per share:	$0.35	$(17.47)	$0.77	$(27.15)	$2.53
Diluted net operating earnings per share:	$0.35	$0.47	$0.77	$0.90	$2.55

UNAUDITED AVERAGE BALANCE SHEETS

				Nine Months Ended
	Quarters Ended			September 30,
	9/30/08	6/30/08	9/30/07	2008	2007
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,893,836	$3,970,704	$3,938,511	$3,961,008	$4,065,400
Investment securities	136,383	146,840	96,672	142,179	104,591
Federal funds sold	4,837	4,549	47,931	4,806	44,817
Interest-bearing deposits in financial institutions	235	326	436	295	473
Average earning assets	4,035,291	4,122,419	4,083,550	4,108,288	4,215,281
Other assets	267,643	748,146	1,042,212	680,462	1,045,266
Average total assets	$4,302,934	$4,870,565	$5,125,762	$4,788,750	$5,260,547

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,232,660	$1,256,794	$1,383,407	$1,254,130	$1,458,799

Interest checking	351,863	373,382	355,303	364,981	316,227
Money market accounts	995,617	1,085,945	1,136,201	1,056,854	1,096,241
Savings	100,720	100,779	120,484	102,130	129,644
Time deposits	502,456	426,654	451,900	447,807	509,891
Interest-bearing deposits	1,950,656	1,986,760	2,063,888	1,971,772	2,052,003
Average deposits	3,183,316	3,243,554	3,447,295	3,225,902	3,510,802
Subordinated debentures	130,082	130,149	138,650	132,677	145,365
Borrowings	566,049	592,966	279,782	593,023	360,197
Other liabilities	47,233	48,801	55,386	48,741	57,641
Average liabilities	3,926,680	4,015,470	3,921,113	4,000,343	4,074,005
Average equity	376,254	855,095	1,204,649	788,407	1,186,742
Average liabilities and shareholders’ equity	$4,302,934	$4,870,565	$5,125,762	$4,788,750	$5,260,747

Yield Analysis:
Average earning assets	$4,035,291	$4,122,419	$4,083,550	$4,108,288	$4,215,281
Yield	6.95%	6.97%	8.50%	7.13%	8.46%
Average interest-bearing deposits	$1,950,656	$1,986,760	$2,063,888	$1,971,772	$2,052,003
Yield	1.84%	1.81%	2.87%	2.01%	2.74%
Average deposits	$3,183,316	$3,243,554	$3,447,295	$3,225,902	$3,510,802
Cost	1.12%	1.11%	1.72%	1.23%	1.60%
Average interest-bearing liabilities	$2,646,787	$2,709,875	$2,482,320	$2,697,472	$2,557,565
Cost	2.34%	2.32%	3.40%	2.51%	3.37%
Average subordinated debentures	130,082	130,149	138,650	132,677	145,365
Cost	6.21%	6.34%	7.89%	6.53%	7.95%
Average borrowings	566,049	592,966	279,782	593,023	360,197
Cost	3.19%	3.17%	5.05%	3.27%	5.10%
Average interest sensitive liabilities	$3,879,447	$3,966,669	$3,865,727	$3,951,602	$4,016,364
Cost	1.60%	1.59%	2.18%	1.72%	2.15%

Interest spread	4.61%	4.65%	5.10%	4.62%	5.09%
Net interest margin	5.42%	5.44%	6.44%	5.48%	6.41%

DEPOSITS (unaudited)

	As of the Dates Indicated
	9/30/08	6/30/08	12/31/07
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,218,486	$1,239,098	$1,211,946
Interest checking	344,618	355,754	366,191
Total transaction accounts	1,563,104	1,594,852	1,578,137
Non-transaction accounts:
Money market	903,033	1,050,726	1,135,307
Savings	98,362	100,422	108,223
Time deposits under $100,000	362,886	207,621	138,750
Time deposits over $100,000	265,687	238,592	284,729
Total non-transaction accounts	1,629,968	1,597,361	1,667,009
Total deposits	$3,193,072	$3,192,213	$3,245,146

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	9/30/08	6/30/08	03/31/08 *	12/31/2007 *	9/30/2007 *
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$803,717	$833,376	$855,228	$861,708	$864,114
Real estate-construction	608,968	623,605	661,782	717,419	795,272
Commercial real estate-mortgage	2,437,593	2,361,529	2,361,365	2,335,099	2,144,323
Consumer	41,671	47,500	47,506	49,943	48,550
Foreign:
Commercial	49,153	46,096	48,737	56,916	57,538
Other	2,323	1,861	906	1,206	5,879
Total gross loans, including loans held for sale	$3,943,425	$3,913,967	$3,975,524	$4,022,291	$3,915,676

*Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,

NONPERFORMING ASSETS AND CREDIT QUALITY

MEASURES (Unaudited)

	As of or for the:
	Quarter Ended			Year Ended
	9/30/08	6/30/08	3/31/08	12/31/07
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$61,075	$59,777	$60,199	$52,557
Reserve for unfunded loan commitments	6,471	7,671	8,671	8,471
Allowance for credit losses	$67,546	$67,448	$68,870	$61,028

NONPERFORMING ASSETS:
Nonaccrual loans	$56,918	$64,116	$31,955	$22,473
Other real estate owned	13,285	9,886	6,055	2,736
Total nonperforming assets	$70,203	$74,002	$38,010	$25,209

Allowance for credit losses to loans, net of unearned income	1.72%	1.73%	1.76%	1.55%
Allowance for credit losses to nonaccrual loans	118.67%	105.20%	215.5%	271.6%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	1.78%	1.89%	0.96%	0.63%
Nonaccrual loans to total loans, including loans held for sale	1.45%	1.64%	0.81%	0.56%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD
AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended			Year Ended
	9/30/08	6/30/08	3/31/08	12/31/07
Balance at beginning of period	$67,448	$68,870	$61,028	$61,179
Loans charged-off:
Commercial	(1,551)	(3,420)	(108)	(2,091)
Real estate-construction	(1,184)	(1,417)	(18,335)	(660)
Real estate-mortgage	(1,990)	(159)	(68)	(454)
Consumer	(3,028)	(97)	(38)	(166)
Foreign	—	(39)	—	(1,414)
Total loans charged-off	(7,753)	(5,132)	(18,549)	(4,785)

Recoveries on loans charged-off:
Commercial	251	151	356	1,591
Real estate-construction	2	—	—	—
Real estate-mortgage	80	46	26	163
Consumer	16	10	9	122
Foreign	2	3	—	73
Total recoveries on loans charged-off	351	210	391	1,949
Net charge-offs	(7,402)	(4,922)	(18,158)	(2,836)
Provision for credit losses	7,500	3,500	26,000	3,000
Reduction for loans sold	—	—	—	(2,461)
Additions due to acquisitions	—	—	—	2,146
Balance at end of period	$67,546	$67,448	$68,870	$61,028

Annualized net charge-offs to average loans	(0.76)%	(0.50)%	(1.82)%	(0.07)%

The Company has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investor’s overall understanding of the Company’s operating financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measurers presented by the Company may be different from non-GAAP financial measures used by other companies.  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

			Nine Months Ended
	Quarter Ended		September 30
In thousands, except per share data and percentages	September 30, 2008	June 30, 2008	2008	2007
Net (loss) earnings as reported	$9,551	$(474,514)	$(737,686)	$73,267
Legal settlement, net of tax	—	452	452	—
Reorganization costs, net of tax	—	150	150	778
Goodwill write-off	—	486,701	761,701	—
Net operating earnings	$9,551	$12,789	$24,617	$74,045

GAAP basic shares outstanding	27,191.1	27,166.8	27,167.8	28,884.2
Effect of restricted stock and dilutive stock options (a)	12.7	—	—	117.7
GAAP diluted shares outstanding	27,203.8	27,166.8	27,167.8	29,001.9

Operating earnings basic shares outstanding	27,191.1	27,166.8	27,167.8	28,884.2
Effect of restricted stock and dilutive stock options	12.7	11.5	38.4	117.7
Operating earnings diluted shares outstanding	27,203.8	27,178.3	27,206.2	29,001.9

GAAP basic and diluted earnings (loss) per share	$0.35	$(17.47)	$(27.15)	$2.53
Net operating diluted earnings per share	$0.35	$0.47	$0.90	$2.55

GAAP return on average assets	0.88%	(39.18)%	(20.58)%	1.86%
Net operating return on average assets	0.88%	1.06%	0.69%	1.88%

GAAP return on average equity	10.10%	(223.19)%	(124.98)%	8.25%
Net operating return on average equity	10.10%	6.02%	4.17%	8.34%

Noninterest expense as reported	$37,848	$524,084	$872,242	$105,914
Legal settlement	—	(780)	(780)	—
Reorganization costs	—	(258)	(258)	(1,341)
Goodwill write-off	—	(486,701)	(761,701)	—
Operating noninterest expense	$37,848	$36,345	$109,503	$104,573

(a) Anti-dilutive for the quarter ended June 30, 2008 and nine months ended September 30, 2008.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021